Exhibit 99

Contact: Charity Frantz
May 11, 2026	570-724-0225
charityf@cnbankpa.com

C&N Announces Retirement of Kelley A. Cwiklinski

and Promotion of Greg Adamson

Wellsboro, PA — After more than four decades of dedicated service, C&N announces the retirement of Kelley A. Cwiklinski, Chief Commercial Lending Officer, whose 41-year career has made a lasting impact on the company, its customers, and the communities it serves. Her retirement will be effective as of close-of-business on Friday, July 10, 2026.

Cwiklinski joined C&N on July 1, 2020, through the Covenant Bank merger as Senior Vice President, Director of Commercial Lending and was promoted to Executive Vice President and Chief Commercial Lending Officer in February 2023. As a member of the Executive Leadership Team, she has led our commercial lending strategy, including business planning, budgeting, growth initiatives and the most recent acquisition of Susquehanna Community Bank, while championing a relationship-focused approach that has strengthened portfolio growth and retention.

Throughout her tenure, Kelley has built strong, lasting relationships with small family businesses and growing regional companies, providing her expertise and guidance through both opportunities and challenges. She has played a key role in developing C&N’s lending team by mentoring colleagues and helping to shape the next generation of leaders.

Cwiklinski has held numerous senior and executive leadership roles including EVP & Chief Lending Officer and SVP & Regional Executive for Business Banking, as well as playing an integral role in the successful merger of Covenant Bank to C&N. She served on the Board of the PA Bankers Public Affairs Committee (PaBPAC), the PA Bankers Government Relations Policy Committee, the Bucks County Historical Society’s Board of Trustees, along with involvement in several other boards and associations, and mentoring Big Brothers Big Sisters of Bucks County.

“It has truly been an honor to serve this community and to be part of C&N for the past six years,” said Kelley Cwiklinski. “This team and the relationships I have built here mean everything to me, and I am proud of what we have accomplished together. I look forward to staying involved during this transition and cheering on the team in the years ahead.”

While stepping away from her day-to-day responsibilities, she will remain connected to C&N in an advisory capacity, supporting the transition and continuing to share her experience and insight.

As part of this planned transition, Gregory Adamson, currently C&N’s Southeast Regional Commercial Lending Executive, will assume the role of Senior Vice President, Director of Commercial Lending. In this role, Greg will continue to expand C&N’s commercial lending division through building strong relationships. Since joining C&N through the Covenant Bank merger, Greg has demonstrated strong leadership, deep market expertise, and a commitment to disciplined, relationship-based banking. Adamson will assume his new role immediately upon the retirement of Cwiklinski.

Adamson has over 27 years of experience in commercial banking and has served in various roles, including Commercial Lending Team Leader and Senior Vice President of Commercial Lending. He currently serves on the Board of the PA Bankers Public Affairs Committee (PaBPAC) and the Bucks County Industrial Development Authority Loan Review Committee.

Greg works out of C&N’s Regional Executive office in Doylestown located at 182 Main Street and can be reached by phone at 267.327.4909 or email at GregoryA@cnbankpa.com.

“We are deeply grateful for Kelley’s leadership and service to C&N and are confident she will lead a smooth transition over the coming months,” added C&N President & CEO Brad Scovill. “We wish her all the best as she moves into retirement and congratulate Greg as he takes on a broader leadership role with C&N.”

About C&N: C&N is an independent community bank providing complete banking, financial, investment and insurance services through 35 full-service offices located throughout Bradford, Bucks, Cameron, Chester, Lancaster, Lycoming, Northumberland, Potter, Snyder, Sullivan, Tioga, Union and York, counties in Pennsylvania and Steuben County in NY. C&N also operates a loan production office in Elmira, NY, which offers commercial, residential and consumer lending services. C&N can be found online at cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.